Exhibit 99.1

May 17, 2013

Net Element International Announces First Quarter 2013 Financial Results

Net Revenues Up Significantly Over Last Year as a Result of Commencement of Mobile Payments Operations in Russia

MIAMI–(BUSINESS WIRE)–Net Element International (NASDAQ: NETE), a technology-driven group specializing in electronic commerce and mobile payment processing, today announced financial results for its first-quarter ended March 31, 2013. Net Element International reported first-quarter net revenues of $874,515, which represents a significant increase over net revenues of $74,810 from the same period in the prior year as a result of launching its mobile payment processing business in Russia in the third quarter of 2012. General & Administrative expenses for first-quarter 2013 were $3,068,325 as compared to General & Administrative expenses of $4,017,747 (as restated) one year previously, representing a 23.6 percent improvement. Net loss for the quarter was $3,233,831, or $(0.11) per share, as compared to a net loss of $4,523,996 (as restated), or $(0.24) per share – representing a 28.5 percent improvement over the first quarter last year. Additional information regarding Net Element International’s results of operations for its first-quarter ended March 31, 2013 may be found in Net Element International’s quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on May 15, 2013 and may be obtained from the SEC’s Internet website at http://www.sec.gov.

Other highlights for the quarter include:

•	In January, announced a 100 million rubles increase in factoring facility from Alfa Bank;
•	In March, Net Element International announced an agreement to acquire Unified Payments, a provider of payment services to small and medium size merchants in the United States, recognized by Inc. Magazine as the #1 fastest-growing privately held company in the U.S. in 2012, and the acquisition closed on April 16, 2013;
•	In March, announced entry into an agreement with NTH AG, which expands the availability of its mobile payments business to 39 more countries.

“We continue to build substantial traction in our business as we focus on monetization of our assets in Russia, United States and strategically selected emerging countries,” said Oleg Firer, CEO of Net Element. “These results illustrate the strong market for mobile payments in the emerging countries, as mobile subscribers increasingly use their mobile devices to pay for content”, continued Mr. Firer.

About Net Element International (NASDAQ: NETE)

Net Element International (NASDAQ: NETE) is a global technology-driven group specializing in electronic commerce, mobile payments and transactional services. The company owns and operates a global mobile payments and transaction processing provider, TOT Group, as well as several popular content monetization verticals. Together with its subsidiaries, Net Element International enables ecommerce and content-management companies to monetize their assets in ecommerce and mobile commerce environments. Its global development centers and high-level business relationships in the United States, Russia and Commonwealth of Independent States strategically position the company for continued growth. The company has U.S. headquarters in Miami and international headquarters in Moscow. More information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the extent to which Net Element International's agreement with NTH AG expands Net Element International’s mobile payments business to additional countries where it currently does not derive revenues and whether Net Element International or its business continues to grow. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element International and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element International’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element International’s ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element International’s ability to successfully expand in existing markets and enter new markets; (iv) Net Element International’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies, including Unified Payments; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element International’s business; (viii) changes in government licensing and regulation that may adversely affect Net Element International’s business; (ix) the risk that changes in consumer behavior could adversely affect Net Element International’s business; (x) Net Element International’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element International with the Securities and Exchange Commission. Net Element International anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element International assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

NET ELEMENT INTERNATIONAL

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Quarters Ended March 31, 2013 and 2012

	Quarter ended March 31,
	2013	2012 (As Restated)
Net revenues	$874,515	$74,810
Costs and expenses:
Cost of revenues	275,466	100,585
General and administrative (includes $0 and $2,661,772 of non cash
compensation for quarters ended March 31, 2013 and 2012, respectively	3,068,325	4,017,747
Provision for loan losses	406,585	-
Depreciation and amortization	43,075	68,663
Total costs and operating expenses	3,793,451	4,186,995
Loss from operations	(2,918,936)	(4,112,185)
Interest expense	(250,570)	(72,674)
Other expense	(80,541)	(411,225)
Loss before income tax provision	(3,250,047)	(4,596,084)
Income tax provision	-	-
Net loss from operations	(3,250,047)	(4,596,084)
Net loss attributable to the noncontrolling interest	16,216	72,088
Net loss	(3,233,831)	(4,523,996)
Foreign currency translation (loss) income	(26,073)	100
Comprehensive loss	$(3,259,904)	$(4,523,896)

Net loss per share - basic and diluted	$(0.11)	$(0.24)

Weighted average number of common shares outstanding - basic and diluted	28,224,893	18,819,814

Source: Net Element

Contact:

Net Element

Media Relations

Dan Bruck, 305-507-8808

dbruck@netelement.com

www.netelement.com